UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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SECURELOGIC CORP.
(Name of Registrant As Specified In Charter)

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SECURELOGIC CORP.

43 Hamelacha Street
Netanya 42505, Israel

INFORMATION STATEMENT

June __, 2008

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, to the holders of the class of common stock, par value $.001 per share, of SecureLogic Corp., a Nevada corporation. This Information Statement describes the settlement of certain litigation that was approved by the Company’ Board of Directors on December 28, 2007 and by the Court on May 1, 2008. A complete copy of the Settlement Agreement is attached hereto as Exhibit “A”.

In addition to approval by the Board of Directors, the actions contemplated by the Settlement Agreement also require approval by a majority of the voting power of all outstanding shares of the Company’s Common Stock. The Board of Directors determined to accelerate stockholder approval and reduce the costs of obtaining such approval by seeking the written consent of the holders of a majority in interest of our Common Stock.

On or about May __, 2008, stockholders who own in the aggregate 36,863,758 shares of our Common Stock, representing approximately 69% of our outstanding shares gave their written consent to the Settlement Agreement.

The elimination of the need for a special meeting of stockholders to approve the Settlement Agreement is made possible by Chapter 78 of the Nevada Revised Statutes or the “NCA,” which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY.

Under certain rules of the Securities and Exchange Commission, the corporate actions contemplated under the Settlement Agreement may not be completed until 20 days after the mailing of this Information Statement have elapsed. This Information Statement is dated June __, 2008, and is first being mailed or otherwise distributed to our stockholders on or about June __, 2008.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q: What has been approved by written consent of the stockholders?
A: The holders of a majority of our outstanding shares of Common Stock have approved a Settlement Agreement executed between the Company and several stockholders and other parties as plaintiffs in a lawsuit they filed against the Company. The Settlement Agreement reverses the 2005 acquisition by the Company of an Israeli corporation and its subsidiary known as SpaceLogic Ltd. and SecureLogic Ltd. Pursuant to the Settlement Agreement, the stockholders who were part of the Israeli corporations will return the shares of Common Stock they received in the transaction to the Company and such shares will be cancelled. We will transfer all of the assets of the Company, except some excluded assets to those stockholders. Under the Settlement Agreement we will change the Company’s name and the business of the Company.

Q: Why was the Settlement Agreement executed?
A: Since late in the year 2006 we have been involved in two lawsuits. One was filed as a derivative suit against the Company, and the other was filed against Gary Koren, a stockholder. These legal proceedings have been taking a toll on the Company both financially and in management resources. In addition, we concluded that the preferred method for resolving these claims would be the reversal of the 2005 acquisition of the Israeli corporation SpaceLogic Ltd. and its subsidiary SecureLogic Ltd. and the separation of their business from the Company.

Q: What will be the effect of the Settlement Agreement?
A: Following the Settlement Agreement the stockholders who joined the Company as a result of the 2005 acquisition of the Israeli corporation SpaceLogic Ltd. and its subsidiary SecureLogic Ltd., and who presently hold the majority of the shares of the Company will no longer be stockholders in the Company. The assets acquired in or derived from the 2005 acquisition will be transferred to a new entity under the control of the former shareholders of the Israeli corporations. The Company will continue to operate but we will do so under a different name and will engage in a different business.

Q: What will happen to the Company’s Assets?
A: Under the Settlement Agreement the Company’s assets that were acquired in or derived from the 2005 acquisition, with some exceptions, will be transferred to a new legal entity which will be formed by some of the Stockholders who will have returned their shares to the Company. We will then return to our situation before the 2005 acquisition of the Israeli corporations.

Q: What other actions need to be taken?
A: Following the execution of the Settlement Agreement we will need to change the Company’s name to something other than SecureLogic; designate an entity which will receive certain licenses for the iScreen product from a new entity into which the assets of the Company will be transferred; submit to the Stockholders of the Company and to the court for approval a proposal for a spin-out of the entity that was designated as the licensee to certain licenses of the iScreen product.

Q: Has the Board of Directors already Approved the Settlement Agreement:
A: Yes. On December 28, 2007, the Company’s Board of Directors approved the Settlement Agreement and approved the submission of the Settlement Agreement to a stockholder vote.

Q: Why is there no stockholder vote?
A: The holders of approximately 69% of the outstanding Common Stock of the Company, have acted by written consent to approve the Settlement Agreement. Accordingly, no further stockholder action is required.

Q: Why did I receive this Information Statement?
A: Applicable laws require us to provide you with information regarding the Settlement Agreement , even though your vote is neither required nor requested to complete the actions contemplated in the Settlement Agreement. This does not include the spin-out of a subsidiary designated as the licensee to certain licenses of the iScreen product, as part of the Settlement Agreement and we will approach you and seek your approval for this action separately.

Q: When will the actions contemplated in the Settlement Agreement be completed?
A: Under the law we may start taking the actions contemplated in the Settlement Agreement not before 20 days from the day on which this Information Statement was filed with the Securities and Exchange Commission and sent to you. Following such time, we will do our best to complete the actions as soon as possible. Please bear in mind that the actions contemplated by the Settlement Agreement are not conditioned upon the spin-out of a subsidiary designated as the licensee to certain licenses of the iScreen product, as part of the Settlement Agreement and whether or not such spin out is successful.

Q: What do I need to do now?
A: You do not need to do anything now. This Information Statement is for your information only and it does not require or request you to take any action.

Q: Who can help answer my other questions about the Settlement Agreement?
A: If you have any questions, require assistance or need additional copies of this Information Statement or other related materials, you should contact: __________

SUMMARY

On December 28, 2007, SecureLogic Corp., along with certain of its officers and directors, Gary Koren, Shalom Dolev, Cathal L. Flynn, Iftach Yeffet, Tony Gross and Michael Klein, referred to as the “Defendants,” entered into a Settlement and Release Agreement with Michael Gardner, Baytree Capital Associates, LLC, Treeline Investment Partners, LP, Sean Deson, David Jaroslowicz and Gene Rosenfeld, referred to as the “Plaintiffs.” The Settlement Agreement ends two years of legal proceedings against the Company and one of its stockholders, which we believe could not be settled in a manner more beneficial to the Company.

The Settlement Agreement reverses our 2005 acquisition of two Israeli corporations, SpaceLogic Ltd. and its subsidiary SecureLogic Ltd. following which the Defendants became our majority stockholders and the business of the Israeli corporations became our main business focus. Following the Settlement Agreement these stockholders will return their shares of our Common Stock to us and the shares will be cancelled. We will transfer all of the assets of the Company (with some exceptions) to an entity which will be established by these stockholders. Consequently, our business will change. We will also change the name of the Company to something other than SecureLogic. Under the Settlement Agreement the parties undertook not to disparage one another and to cooperate and take all actions necessary for the fulfillment of the Settlement Agreement provisions.

THE TRANSACTION

The Settlement Agreement

As noted above, On December 28, 2007, the Company and the Defendants entered into a Settlement and Release Agreement with the Plaintiffs to settle and end certain litigation filed against the Company and the Defendants in connection with the 2005 acquisition of the business and assets of two Israeli corporations. The Settlement Agreement was approved by the United States District Court for the Southern District of New York on May 1, 2008. The Court reserved judgment, however, on the proposed spin-out of a subsidiary designated as the licensee to certain iScreen licenses by the Plaintiffs.

The Settlement Agreement Reverses a Previous Transaction

Pursuant to the Settlement Agreement, we intend to reverse the May 2005 acquisition in which the Company, then named Monterey Bay Inc., purchased all of the outstanding capital stock and business of SpaceLogic Ltd. and its subsidiary SecureLogic Ltd., both Israeli corporations, from the Defendants. In exchange, the Defendants received a total of 36,863,758 newly issued shares of the our Common stock. As a result, both SpaceLogic Ltd. and SecureLogic Ltd. became fully owned subsidiaries of the Company, the Defendants became the holders of 68.8% of the Company’s issued and outstanding Common Stock and they appointed 4 persons to our Board of Directors.

Following the 2005 Acquisition we changed our name to SecureLogic Corp. and our business focus to airport security screening market and airport baggage handling market. Our Common Stock continued to be traded on the OTC Bulletin Board under a new stock symbol.

Under the Settlement Agreement this acquisition will be reversed. The Defendants will surrender their shares to the Company and those shares will be cancelled. The Company will transfer all of its assets except certain excluded assets to a new corporate entity, referred to as NewCo, which will be incorporated by all of the Defendants other than Cathal L. Flynn. NewCo will assume all of the Company’s liabilities, excepted certain retained liabilities of Plaintiffs, liabilities to the Company’s shareholders and liabilities for taxes and Securities and Exchange Commission filings, and we will change our corporate name to a name other than SecureLogic. Our business operations associated with the airport security screening and handling markets that were acquired in 2005 acquisition will be returned to the previous owners.

The Litigation Settled by the Settlement Agreement

The Settlement Agreement was reached in order to settle two lawsuits involving the Company and certain of its stockholders.

The Gardner Action. In November 2006, Michael Gardner, a stockholder holding approximately 7.9% of our outstanding Common Stock, filed a complaint in the Supreme Court of New York for the County of New York against the Company and certain of its officers and directors. The complaint purported to be a shareholder derivative action, alleging breach of fiduciary duties, waste and unjust enrichment. On January 22, 2007, the Plaintiff moved for a temporary restraining order to prevent the delisting of the common stock from the Over-the-Counter Bulletin Board, which was granted. The action subsequently was removed to the United States District Court for the Southern District of New York.

The Treeline Action. In November 2006, plaintiffs Treeline Investment Partners and David Jaroslawicz filed a complaint in the Supreme Court of New York for New York County against Gary Koren and Killy Koren regarding two transactions for the purchase of shares of the Company. On March 7, 2007, the Korens removed this action to the District Court and on March 14, 2007, the Korens moved to dismiss the complaint. While the Company is not a party to this litigation, the Company may be obligated to indemnify Mr. Koren for some or all of his litigation expenses, depending, among other things, on the substance and the merit of the claims. The Company has already advanced $101,000 in indemnification payment to Mr. Koren. Under the Settlement Agreement Mr. Koren will transfer to the plaintiffs 1,200,000 shares of our Common Stock in full settlement of the this lawsuit.

The Provisions of the Settlement Agreement

Under the Settlement Agreement, each of the individual Defendants will surrender their respective shares of Company Common Stock to the Company for cancellation. They will surrender shares as well as all rights convertible or exercisable into shares of capital stock of the Company. Mr. Koren will transfer 1,200,000 of his shares to Treeline Investment Partners, L.P. and Mr. Jaroslowicz. We also will change the Company’s name to a name other than SecureLogic that will not include any of the trade names previously used by the Company, which will be transferred to NewCo.

Assets to be Transferred. As part of the Settlement Agreement, the Company will transfer to NewCo all of the business and assets of the Company, except certain excluded assets noted below. The Company will also transfer to NewCo 25% of certain insurance proceeds as described below. Such business and assets include:

-	outstanding shares of SpaceLogic;
-	outstanding shares of all of the Company’s direct and indirect subsidiaries;
-	all cash and cash equivalents;
-	all rights to claims against third parties;
-	all intellectual property rights and intangible assets;
-	all accounts receivable and all payments due as a result of the Company’s activity after the 2005 acquisition;
-	all rights under contracts (including insurance contacts);
-	all tangible assets;
-	all business records and phone numbers;
-	the corporate name “SecureLogic Corp.” and all rights to the name “securelogic”);
-	all trade marks and trade names used by the Company; and
-	all domain names and customer lists.

Assets Not Transferred. The Company will not transfer and will retain the following assets:

-	$250,000 in cash;
-	accounts in existence prior to the 2005 acquisition;
-	corporate and tax records; and
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75% of the proceeds from the Company’s directors and officers insurance policy in connection with the lawsuits, after payment of certain legal fees and expenses by the Company, Newco, and/or the Defendants in connection with the lawsuits.

Assumption of Liabilities. NewCo will assume all liabilities and obligations of the Company and all of its subsidiaries which arose in connection with the 2005 acquisition except for the following liabilities:

-	certain liabilities and obligations of the Plaintiffs or their affiliates;
-	liabilities and obligations to Paul Goodman and any of the Company’s shareholders (except the defendants and their affiliates);
-	liabilities and obligations created by Plaintiffs which are not reflected in the Company’s financial statements; and
-	liabilities and obligations for taxes and Securities and Exchange Commission filings not to exceed $5,000 in the aggregate.

In addition, the Company agreed to bear all the costs connected with the Settlement Agreement up to the Effective Date (as defined below), including receipt of Court and shareholder approval.

Additional Undertakings. Under the Settlement Agreement, the Defendants and Plaintiffs mutually, unequivocally and fully release each other against all claims except with respect to the rights provided them in the Settlement Agreement. Plaintiffs undertake not to assist or contribute to any lawsuit against Defendants unless compelled by court. Moreover, the Defendants and Plaintiffs agree to cooperate in good faith, including signing any additional documents required for the provisions of the Settlement Agreement to take effect. The Defendants and Plaintiffs also agree to a mutual undertaking not to disparage the other or persons connected to the other, nor to cause anyone to do so, and not to conduct communications that would adversely affect the other’s reputation.

The Defendants waive any claims against the Company for indemnification in their capacity as directors and officers of the Company, except in connection with the proposed spin-out (as described below). They will resign as directors and officers on the Effective Date, at which time their employment with the Company will also be terminated without costs to any party. Defendants also waive any options or right to compensation from the Company as of the Effective Date.

iScreen Licenses. In addition, Newco will grant the Company or a designated subsidiary four non-exclusive licenses for individual systems of the Company’s iScreen software systems, which provide efficient and effective airport checked baggage screening and passenger screening solutions by automating traditional human screening procedures. Pursuant to these licenses, the Company will market the iScreen Systems only through Newco or its designee. Each license will give the Company or its designated subsidiary the right to receive the first $200,000 in proceeds from the sale of each licensed iScreen System and an equal portion in any amount in excess of $200,000. If the sale proceeds of a given sale are lower than $200,000, the Company will have the right to request that the iScreen System license will not apply to such sale. In such case the iScreen system license will apply to the immediately subsequent sale, regardless of its consideration.

Promissory Note. Newco will be required to deliver to the Company a promissory note in the principal amount of $100,000 payable on or before June 30, 2008. The Note will be non-negotiable, bear no interest, and be secured by a personal guaranty by Mr. Koren, which will be secured by a promissory note payable by Mr. Koren to the Company.

Effective Date. The settlement of these actions will become effective no later than five business days following the later of the final approval by the court of the Settlement Agreement and the effective date of the approval of the Settlement Agreement by the holders of at least a majority of the Company’s Common Stock. As noted above, however, under certain rules of the Securities and Exchange Commission, the corporate actions contemplated under the Settlement Agreement may not be completed until 20 days after the mailing of this Information Statement have elapsed.

Spin Out of Subsidiary. The Plaintiffs have advised the Defendants that they intend to spin-out the outstanding shares of the subsidiary designated by the Company as the licensee to the iScreen System licenses. Neither the Effective Date nor the Settlement Agreement are conditioned upon this spin-out. The spin-out will require court approval to render the issuance of the subsidiary shares exempt from registration under the Securities Act of 1933, as amended. The Defendants have agreed to cooperate with the process as long as it does not delay the Effective Date and not to object to the additional court approval. The Plaintiffs have agreed to bear all of the costs and expenses related to the spin-out prior to the Effective Date. In its approval of the Settlement Agreement the Court reserved judgment on the proposed spin-out.

Dismissal of Treeline Action. Following the execution of the Settlement Agreement, the plaintiffs in the Treeline Action delivered to the legal counsel of defendants in such suit a document dismissing the Treeline Action with prejudice. The dismissal will be filed with the court following the Effective Date and until such time the claim will be at a standstill.

Beneficial Ownership of Common Stock

The following table sets forth certain information known to the Company with respect to beneficial ownership of our Common Stock as of March 31, 2008 by (i) each of our executive officers and directors, (ii) all of our executive officers and directors as a group and (iii) each person who is known to us to own, of record or beneficially, more than five percent of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

EXECUTIVE OFFICERS AND DIRECTORS

Gary Koren (2)	16,990,398	30.4%
Shalom Dolev (3)	3,636,967	6.5%
Iftach Yeffet (4)	3,724,156	6.7%
Cathal Flynn (5)	300,000	*
Paul Goodman (6)	290,000	*
Michael Klein (7)	7,486,490	13.4%
All directors and executive officers as a group (6 persons)	32,428,011	58.0%

OTHER 5% STOCKHOLDERS

Tony Gross (8)	3,676,906	6.6%

All directors, executive officers and 5% stockholders as a group (7 persons)	36,104,917	64.5%

*	Less than 1%

(1)
Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2)	Includes 52,000 shares of Common Stock subject to options that were exercisable at March 31, 2008.

(3)	Includes 127,000 shares of Common Stock subject to options that were exercisable at March 31, 2008.

(4)	Includes 94,500 shares of Common Stock subject to options that were exercisable at March 31, 2008.

(5)	Includes 300,000 shares of Common Stock subject to options that were exercisable at March 31, 2008.

(6)	Includes 250,000 shares of Common Stock subject to options that were exercisable at March 31, 2008.

(7)	Includes 94,500 shares of Common Stock subject to options that were exercisable at March 31, 2008.

(8)	Includes 47,250 shares of Common Stock subject to options that were exercisable at March 31, 2008

Interest of Directors and Officers

Under the Settlement Agreement, Mssrs. Koren, Dolev, Yeffet and Klein, who are directors and officers of the Company will resign from their positions as directors and officers and their employment will be terminated. They will receive, together with stockholder Mr.

Gross, as beneficial owners of NewCo. all of the assets of the Company, with certain exceptions as outlined above.

Documents Incorporated by Reference

Settlement Agreement dated December 28, 2007.